Exhibit 10.5

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

DRUG PRODUCT SUPPLY AGREEMENT

between

ADOLOR CORPORATION

and

PHARMACEUTICS INTERNATIONAL, INC.

dated

July 1, 2004

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

SCHEDULE 1.4	API COMPOUND
SCHEDULE 1.42	SPECIFICATIONS
SCHEDULE 2.3	CURRENT APPROVED SUBCONTRACTORS
SCHEDULE 3.2	QUALITY AGREEMENT
SCHEDULE 3.5.2	POTENTIAL CONTAMINANTS CURRENTLY BEING MANUFACTURED AT THE FACILITY
SCHEDULE 5.1	FIRST FORECAST
SCHEDULE 8.1	SUPPLY PRICE

DRUG PRODUCT SUPPLY AGREEMENT

This DRUG PRODUCT SUPPLY AGREEMENT (this “Agreement”), made as of the 1st day of July, 2004 (the “Effective Date”), between ADOLOR CORPORATION, a Delaware corporation having a principal place of business at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 (“Adolor”), and PHARMACEUTICS INTERNATIONAL, INC., a Maryland corporation having a principal place of business at 10819 Gilroy Road, Hunt Valley, Maryland 21031 (“PII”). Adolor and PII may be referred to as a “Party” or, together, the “Parties”.

RECITALS

WHEREAS, PII has the capability to manufacture the Drug Product (as defined below); and

WHEREAS, the Parties desire that PII supply Adolor with the Drug Product under this Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Act” means the U.S. Federal Food, Drug and Cosmetic Act as amended from time to time.

1.2 “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80.

1.3 “Affiliate” of a Party means any Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

1.4 “API Compound” means an intermediate of Drug Product meeting the specifications set forth on Schedule 1.4 and made a part hereof.

1.5 “Breaching Party” shall have the meaning set forth in Section 12.2.1

1.6 “Business Day” means any day on which banking institutions in New York, New York are open for business.

1.7 “Calendar Quarter” means each successive period of three calendar months commencing January 1, April 1, July 1 and October 1.

1.8 “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.9 “Certificate of Analysis” means a document identified as such and provided by PII to Adolor or its designee that sets forth the analytical test results against the Specifications for a specified lot of Drug Product shipped to Adolor or its designee hereunder.

1.10 “Certificate of Compliance” means a document identified as such and provided by PII to Adolor or its designee that certifies, warrants and reflects that each batch of Drug Product was produced and tested in compliance with the Specifications, cGMPs, the Master Batch Record and all other applicable regulatory documents.

1.11 “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.12 “Compound” means the peripheral mu antagonist having molecular formula [[2(S)-[[4(R)-(3-hydroxyphenyl)-3(R),4-dimethyl-1-piperidinyl]-methyl]-1-oxo-3-phenylpropyl]amino]acetic acid dihydrate, known generically as “alvimopan”, and all pharmaceutically acceptable salts and solvates thereof.

1.13 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

1.13.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

1.13.2 were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.13.3 became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

1.13.4 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

1.13.5 were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

1.14 “Consent” means any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Authority or other person.

1.15 “Current Good Manufacturing Practices” or “cGMPs” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 as may be amended from time to time, (ii) Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the Drug Product, and (iii) guidance documents promulgated by any Governmental Authority having jurisdiction over the manufacture of the Drug Product, in (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented by PII or within the pharmaceutical manufacturing industry for such Drug Product and specifically identified by Adolor to be applicable to this Agreement, subject to, with respect to clause (iii) only, any arrangements, additions or clarifications agreed to from time to time by the Parties in the Quality Agreement.

1.16 “Disclosing Party” shall have the meaning set forth in Section 1.13.

1.17 “Drug Product” means a prescription pharmaceutical product that contains Compound as the sole active ingredient supplied in bulk capsules for final labeling and packaging by Adolor or its designee.

1.18 “Executed Batch Record” means the executed and completed Master Batch Record for each batch of Drug Product manufactured pursuant to the terms of this Agreement.

1.19 “Facility” shall mean PII’s manufacturing facility located at 10819 Gilroy Road, Hunt Valley, Maryland.

1.20 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.21 “File Retention Samples” shall have the meaning set forth in Section 6.5.

1.22 “Force Majeure Event” shall have the meaning set forth in Section 14.3.

1.23 “Forecast” shall have the meaning set forth in Section 5.1.

1.24 “Governmental Authority” means (a) any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of the United States or (b) a federal, state, county, city or other political subdivision thereof.

1.25 “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.26 “Indemnified Party” shall have the meaning set forth in Section 11.3.

1.27 “Indemnifying Party” shall have the meaning set forth in Section 11.3.

1.28 “Laws” means all United States applicable laws, statutes, rules, regulations (including, without limitation, cGMPs, the ICH guidelines, Investigational New Marketing Authorization regulations at 21 C.F.R. § 312, NDA regulations at 21 C.F.R. § 314, the applicable regulations and guidelines of the FDA or other applicable Governmental Authority), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.29 “Losses of Adolor or GSK” shall have the meaning set forth in Section 11.1.

1.30 “Losses of PII” shall have the meaning set forth in Section 11.2.

1.31 “Manufacturing Activities” shall mean the manufacturing, processing, testing, packaging, storing and other activities undertaken or required to be undertaken by PII or its suppliers in order to manufacture and supply Adolor with the Drug Product.

1.32 “Marketing Authorization” means, with respect to a country, the regulatory authorization required to market and sell Product in such country as granted by the relevant Governmental Authority.

1.33 “Master Batch Record” shall mean the current version of the master batch record approved by the Parties, which may be amended in writing from time to time by mutual agreement of the Parties.

1.34 “Materials” means the raw materials, components and other ingredients required to manufacture the Drug Product, each as specifically identified in a Marketing Authorization.

1.35 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.36 “Potential Contaminants” shall have the meaning set forth in Section 3.5.2.

1.37 “Product” means a prescription pharmaceutical product that contains Compound as the sole active ingredient.

1.38 “Purchase Order” shall have the meaning set forth in Section 5.2.1(a).

1.39 “Receiving Party” shall have the meaning set forth in Section 1.13.

1.40 “Regulatory Standards” means (i) any and all permits, licenses, filings and certifications required by the FDA or other Governmental Authorities, and compliance with cGMPs, applicable to the Drug Product, any Manufacturing Activity or Facility, and (ii) any Laws (including the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DEA)), that apply to the Drug Product, any Manufacturing Activity or Facility.

1.41 “Shipping Costs” shall have the meaning set forth in Section 6.3.

1.42 “Specifications” means all specifications for the Drug Product as set forth on Schedule 1.42, as may be amended by the Parties from time to time.

1.43 “Quality Agreement” shall have the meaning set forth in Section 3.2.

1.44 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.45 “Waste” shall mean any “Hazardous Substance” and/or “Hazardous Material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “Hazardous Waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including any routine process waste or any by-product arising from manufacture of the Drug Product.

ARTICLE 2

SUPPLY BY PII

2.1 Commitment to Supply. Upon the terms and subject to the conditions of this Agreement and pursuant to Purchase Orders delivered from time to time by Adolor to PII in accordance with Section 5.2, PII shall manufacture, test, package in bulk, store, label, release and deliver and supply to Adolor or its designee the Drug Product in accordance with the Specifications, cGMPs, the Master Batch Record and all applicable Laws and the provisions of the Quality Agreement. PII acknowledges that time is of the essence in accordance with the terms of this Agreement.

2.2 Facilities, Equipment and Materials. Except for the equipment provided to PII by Adolor under the existing Equipment Agreement between the Parties, dated August 10, 2001, PII agrees to provide, at its own cost and expense, all facilities, equipment, machinery, materials (other than as specifically set forth herein) in accordance with the Specifications and the Master Batch Records and labor necessary for the performance of the Manufacturing Activities.

2.3 Responsibility. Unless otherwise specified herein or expressly consented to in writing by Adolor, as between the Parties, PII shall be solely responsible for performance of all activities necessary for Adolor to be supplied with Drug Product as contemplated hereunder. PII shall not amend or modify the Specifications or Master Batch Record or any protocols, processes or procedures used to perform the Manufacturing Activities without the express written approval from Adolor. Unless otherwise expressly consented in writing in advance by Adolor, PII may not sublicense or subcontract the activities to be performed by PII under this Agreement to an Affiliate, Third Party or other designee, except for the subcontractors of PII as listed on Schedule 2.3.

ARTICLE 3

STANDARD TERMS OF SUPPLY OF DRUG PRODUCT

3.1 Regulatory Matters.

3.1.1 Consents. PII shall obtain all Consents for which it is responsible that are required as of the Effective Date for the manufacture of the Drug Product under the terms of this Agreement. At all times, PII shall maintain and comply with all the Consents which may from time to time be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations, the Manufacturing Activities and/or the Facility and otherwise to be obtained by PII to permit the performance of its then current obligations under this Agreement. Notwithstanding the foregoing, Adolor shall obtain, maintain and comply with all Marketing Authorizations required in connection with the sale of the Drug Product. In the event any Consent held by PII relating to the Facility or its ability to manufacture the Drug Product in accordance with this Agreement is hereafter suspended or revoked, or PII has material restrictions imposed upon it by any Governmental Authority affecting the Drug Product or the Facility, PII shall immediately notify Adolor and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by Adolor.

3.1.2 Notification of Adverse Manufacturing Activities. PII shall advise Adolor of any information arising out of the Manufacturing Activities that to PII’s knowledge has adverse regulatory compliance and/or reporting consequences concerning the Drug Product or the Facility.

3.1.3 Governmental Authorities. PII shall provide to Adolor any information reasonably requested by Adolor, and shall consult with Adolor before providing any information to any Governmental Authority, in connection with manufacture of Drug Product. PII shall immediately advise Adolor of any requests by any Governmental Authority for inspections of the Facility with respect to the Drug Product.

3.1.4 Inspection of Drug Product Suppliers by Governmental Authorities. In the event PII is audited or inspected by a Governmental Authority relating to the Manufacturing Activities for the Drug Product, PII shall promptly (but in any event, within one business day) notify Adolor of such audit or inspection as well as of any alleged violations or deficiencies relating to the Facility, process, and/or Drug Product, allow Adolor to be present during such audit or inspection, and shall promptly disclose to Adolor all relevant portions of any notice of observations or potential violations, as well as a copy of PII’s response thereto. In addition, PII will provide Adolor with unredacted (subject to Third Party confidentiality obligations) copies of any FDA 483(s) and Establishment Inspection Reports (or their equivalents) issued as a result of said audit and any follow-up written communications between PII and the Governmental Authority. PII shall use its commercially reasonable best efforts to correct all identified deficiencies in a timely manner and advise Adolor periodically of progress being made, as well as when all deficiencies have been corrected.

3.1.5 Generic Drug Enforcement Act. PII has not used and will not use in the manufacture of Drug Product in any capacity the services of any person, including any firm or individual, debarred or subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Act at 21 U.S.C. 335a. PII agrees to notify Adolor immediately in the event any person providing services to PII relating to this Agreement is debarred or becomes subject to debarment.

3.1.6 Adverse Reaction Reporting. To the extent permitted under applicable Laws, including the Health Insurance Portability and Accountability Act of 1996 and the European Union Privacy Directive, each as amended, each Party shall promptly notify the other Party of all information reported to it relating to any Adverse Drug Experience, whether expected or unexpected, relating to the use of the Drug Product.

3.1.7 Notice of Changes to Marketing Authorization. Adolor shall provide PII with sufficient advance notice of any changes to any Marketing Authorization that results in a change to the Materials or to PII’s obligations hereunder.

3.2 Manufacturing Matters.

3.2.1 Quality Agreement. Adolor and PII shall enter into the Quality Agreement (the “Quality Agreement”) appended to this Agreement as Schedule 3.2. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties. In the event that the Quality Agreement contains material provisions that substantially differ from applicable comparable Regulatory Standards, the Regulatory Standards shall control.

3.2.2 Specification Changes. Adolor shall be entitled to request changes to the Specifications from time to time. PII shall endeavor to make all revisions to the Specifications requested by Adolor, in accordance with this Section 3.2.2 and all applicable Laws. Adolor retains the right and responsibility for final written approval of the Specifications prior to implementation by PII.

(a) Required Manufacturing Changes. For changes to the Specifications that are required by a Governmental Authority, the Marketing Authorization or applicable Laws (collectively “Required Manufacturing Changes”), Adolor and PII shall cooperate in making such changes and PII shall implement such changes in compliance with such applicable Laws and as promptly as practicable.

(b) Discretionary Manufacturing Changes. For changes to the Specifications that are not Required Manufacturing Changes (collectively “Discretionary Manufacturing Changes”), Adolor shall submit a request to PII for any such Discretionary Manufacturing Changes. Upon receipt of such request from Adolor, PII shall determine (a) one-time and/or ongoing costs that would be incurred resulting from the Discretionary Manufacturing Changes, (b) any resulting planned changes in timing for the delivery of the Drug Product and (c) the estimated time of implementing any such Discretionary Manufacturing Changes (the “Cost and Time Statement”). PII shall provide the Cost and Time Statement to Adolor setting forth the terms on which PII would be willing to make the Discretionary Manufacturing Changes. Upon Adolor’s written approval of the Cost and Time Statement, the parties shall cooperate in making such Discretionary Manufacturing Changes and PII shall implement such Discretionary Manufacturing Changes.

(c) Cost and Payment for Changes to the Specifications.

(i) For all changes to the Specifications pursuant to Sections 3.2.2(a) or 3.2.2(b), Adolor shall be responsible for and pay PII any and all amounts incurred in implementing a change to the Specifications. PII must provide such documentation of its costs and expenses as may be reasonably requested by Adolor. PII agrees to use commercially reasonable efforts to minimize its costs associated with any Specification change.

(ii) For all changes to the Specifications that are necessitated because a change is required to the Facility generally, PII shall be responsible for the costs and expenses of such changes.

3.2.3 Accident Reports. Each Party shall promptly notify the other of all material accidents related to the manufacture, handling, use or storage of Drug Product, including: (a) accidents resulting in significant personal injury requiring more than first aid treatment, (b) accidents resulting in chronic illness or loss of consciousness, (c) accidents resulting in material property damage, (d) accidents resulting in material environmental release and (e) accidents that result in regulatory, safety, health or environmental audits.

3.2.4 Handling of Materials; Wastes. PII shall inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the Drug Product or any Wastes generated through performance of the Manufacturing Activities, and to provide such persons with reasonable training in the proper methods of handling and disposing of such items. In addition, PII shall handle, accumulate, label, package, ship and dispose of all Wastes generated through performance of the Manufacturing Activities in accordance with all applicable Laws. In connection herewith, Adolor shall provide PII with data on the chemical and physical properties, toxicity and handling, storing and shipping information for the Drug Product, including Material Safety Data Sheets (MSDS) or equivalent, and agree to provide updates to PII as new related information becomes available to Adolor.

3.2.5 Documentation for Governmental Authority Requirements. PII shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMPs and other requirements of any relevant Governmental Authority in connection with the performance of any Manufacturing Activities hereunder. PII shall provide Adolor with such documentation promptly upon Adolor’s request.

3.2.6 Technical Information. As set forth in the Quality Agreement, PII, at its sole cost and expense, shall, upon receiving a written request from Adolor, supply technical information on the Drug Product and methods of manufacture and testing to the extent that such information is necessary both to enable Adolor to fulfill its obligations within this Agreement or in its agreements with its customers, including compliance with any statutory or regulatory requirements of, or a request by, any Governmental Authority. To the extent Adolor requests technical information that is not contemplated in the Quality Agreement, PII, at its standard hourly rates, shall supply such information to Adolor.

3.3 Storage Obligations, Containers and Inventories.

3.3.1 Records, Retained Samples and Storage. PII shall retain samples and maintain records from each batch of Drug Product for a period required by applicable Laws for record keeping, testing and regulatory purposes or specified in the Quality Agreement. When storing Compound, nonconforming Compound or Wastes, PII shall comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMPs and applicable Laws.

3.3.2 Containers and Packaging. PII shall supply the Drug Product in such containers and packaging and with such container closure systems and labeling as set forth in the Specifications.

3.4 Materials Suppliers. Notwithstanding anything to the contrary contained herein, (a) PII shall only obtain Materials from such suppliers named in the relevant Marketing Authorization, (b) PII will perform periodic audits of its Material suppliers as provided in the Quality Agreement, and (c) PII shall prepare all certifications as to any Materials required by cGMPs or Laws, (each, a “Materials Certification”). Such Materials Certifications shall include, without limitation, all certifications required by Laws related to Materials derived from animal products.

3.5 Facility.

3.5.1 Sole Location. The Facility shall be the only location where PII performs the Manufacturing Activities unless otherwise agreed to in writing by Adolor.

3.5.2 Certain Prohibitions. PII shall not manufacture, store or process any Drug Product in the same building in which PII manufactures, stores or processes genotoxics, penicillins, genetically modified organisms, cephalosporins, sex hormones, anabolic steroids, and infectious agents (e.g., spore-bearing and live viruses), (collectively, “Potential Contaminants”) unless the Potential Contaminants are stored or manufactured in contained environments and in compliance with cleaning, validation and changeover standards of all cGMPs and all applicable Laws; provided, however, Adolor acknowledges that as of the Effective Date, PII is manufacturing the Potential Contaminants set forth on Schedule 3.5.2 at the Facility. PII shall promptly notify Adolor if any of the Potential Contaminants are manufactured, processed or stored in any portion of the Facility which would result in the introduction of Potential Contaminants into the areas of the Facility where PII manufactures, processes or stores the Drug Product. PII shall notify Adolor by not later than the earlier to occur of (i) sixty (60) days prior to such event or (ii) PII’s knowledge of such event, if PII intends to change the nature or use of any portion of the Facility to include the use of any of the Potential Contaminants other than those set forth on Schedule 3.5.2. PII shall not make such changes if the change could reasonably be expected to result in a material adverse effect on the ability to fully perform the obligations under this Agreement and PII has not demonstrated to Adolor’s reasonable satisfaction that such Potential Contaminants shall be segregated from the Drug Product at all times consistent with current practices and shall comply with all Regulatory Standards.

3.5.3 Representatives. In connection with the monitoring of this Agreement, subject to reasonable advance notice and compliance with PII’s policies for visitors to the Facility, Adolor and Glaxo Group Limited (“GSK”) shall be allowed to have, at their cost, representatives on site at PII, access to the portions of PII’s Facility used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Compound and all associated records for the purpose of observing, reporting on, and consulting as to such activities, and adequate temporary desk space and other reasonable resources available to these representatives during the periods they are working at PII. In addition, Adolor and GSK shall have the right, subject to any Third Party confidentiality obligations and prior advance notice of at least ten (10) Business Days and approval by PII, not to be unreasonably withheld, refused, conditioned or delayed, and during normal business hours, to examine those technical records made by PII that only relate to the manufacture of Drug Product and PII’s operations generally.

3.6 Monitoring and Recordkeeping; Operating Procedures. Throughout the term of this Agreement, and for so long thereafter as is required by applicable Laws, PII shall monitor and maintain reasonable records respecting its compliance with cGMPs, including through the establishment and implementation of such operating procedures as are reasonably necessary to assure such compliance. PII shall notify Adolor in writing of any significant trend changes in the statistical process control data and/or quality testing results for batches of Drug Product manufactured hereunder.

3.7 Inspection, Access and Documentation.

3.7.1 Audit Rights. For the purpose of permitting a quality and compliance audit, including to ascertain compliance with cGMPs, Specifications and applicable Laws and to audit due to an Adverse Drug Experience, emergency or inspection by a Governmental Authority, PII shall grant to authorized representatives of Adolor and GSK (or a Third Party hired on behalf of GSK or Adolor who is reasonably acceptable to PII), upon reasonable notice, access to the Facility for one (1) two (2)-day period annually. GSK and/or Adolor shall provide PII at least ten (10) Business Days notice in writing of the desire to have such access; provided, however, that in the event of an Adverse Drug Experience or any proposed or actual inspection by a Governmental Authority or other emergency involving the Product, GSK and Adolor shall have the right at any time upon oral or written notice to PII of one (1) Business Day to conduct an audit of PII’s facility without reference to the annual limitation described above. PII shall promptly respond to GSK’s or Adolor’s request and the Parties shall agree on the time, scope and manner of the audit.

3.7.2 cGMP Documentation. PII shall maintain, in accordance with and for the period required under cGMPs and applicable Laws, complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the Drug Product.

3.8 Compliance and Quality.

3.8.1 Compliance Standards. PII is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Drug Product and taking any precautionary measures to protect its employees from any such hazards. In connection herewith, Adolor shall provide PII with data on the chemical and physical properties, toxicity and handling, storing and shipping information for the Drug Product, including Material Safety Data Sheets (MSDS) or equivalent, and agrees to provide updates to PII as new related information becomes available to Adolor.

3.8.2 Quality Assurance; Quality Control. PII shall implement and perform testing (including retesting and any validation or stability tests that may be required) set forth on Schedule 1.42 against the Specifications and such other quality assurance and quality control procedures as required by cGMPs and applicable Laws.

3.9 Provision of Information. PII shall provide to Adolor copies (in electronic or hard-copy form, as requested by Adolor) of all data generated during the Term as may be reasonably requested from time to time by Adolor.

ARTICLE 4

SUPPLY OF API COMPOUND

4.1 Supply. At least one hundred five (105) days prior to the requested delivery date of the Drug Product to Adolor, Adolor will provide PII with API Compound, at no cost to PII, in sufficient quantity to enable PII to perform the Manufacturing Activities and supply Drug Product to Adolor. Upon receipt of the API Compound by PII, PII shall test the API Compound against the Specifications as indicated on Schedule 1.42.

4.2 Consignment Stock. All API Compound supplied to PII by Adolor is supplied as consignment stock and shall be clearly identified as the property of Adolor, shall be kept segregated and maintained in the Facility, and shall at all times be owned by Adolor.

4.3 Use of the API Compound. PII shall use the API Compound only to perform the Manufacturing Activities to produce and supply the Drug Product to Adolor.

4.4 Representations and Warranties of PII for API Compound. PII represents, warrants and covenants that API Compound will be held at the Facility only, unless otherwise consented by Adolor in writing (which consent shall not be unreasonably withheld), and that such Facility, at PII’s sole cost and expense, has and will, for such time as such API Compound will be maintained meet the requirements established by applicable Governmental Authorities, and that the API Compound will always be maintained in accordance with cGMPs, the Quality Agreement (including storage conditions specified therein), the Specifications and all applicable Laws (including, without limitation, the receipt and possession of all applicable permits and authorizations), as well as Adolor’s reasonable prior written instructions.

4.5 Inspection. At no additional cost to Adolor, Adolor shall be entitled to inspect the API Compound and its related records during normal business hours upon reasonable request and prior written notice and with the least reasonably possible interference with PII’s ordinary course of business.

4.6 Risk of Loss. The risks of loss, damage or destruction of the API Compound delivered to PII shall be borne by PII from the date of delivery to the Facility until delivery in accordance with Section 6.2 below.

4.7 Withdrawals of Stock.

4.7.1 Withdrawal. PII shall be entitled to withdraw API Compound for the performance of the Manufacturing Activities according to the terms and conditions of this Agreement and respecting the procedure of first in/first out, except for API Compound that is beyond re-test.

4.7.2 Statement of Use. Within fifteen (15) days after the end of each quarter during the Term, PII shall send Adolor a statement of usage and inventory showing the following items: (a) the quantities of API Compound supplied by Adolor; (b) the quantities of API Compound in PII’s inventory at the beginning of the calendar quarter; (c) the quantities of API Compound withdrawn by PII; (d) the quantities of API Compound used by PII in performing the Manufacturing Activities; (e) any quantities of API Compound lost or destroyed while held as consignment stock or following withdrawal from consignment stock; (f) any quantities of API Compound for which PII is unable to account; (g) API Compound that is no longer useable because of degradation due to stability or that is beyond re-test; and (h) the quantities of API Compound in PII’s inventory at the end of the calendar quarter. If, based upon its inspections of the API Compound pursuant to Section 4.5, Adolor disputes any of the items on the statement of usage and inventory, the Parties will promptly meet to attempt to resolve such disagreement.

4.7.3 Responsibility for API Compound Lost or Destroyed; Allowable Manufacturing Line Losses. In addition to any other remedies available to Adolor at law or in equity, PII shall be entirely responsible for API Compound lost or destroyed for reasons other than nonconformance of API Compound with the Specifications or used by PII in the Manufacturing Activities. After completion of the validation batches of the API Compound, the Parties in good faith shall negotiate a mechanism to account for allowable manufacturing line losses and associated payments or reimbursements based on the actual usage.

4.7.4 Late Delivery of API Compound. Adolor acknowledges that PII shall have no liability whatsoever in case of late delivery of the Drug Product due to late delivery of the API Compound by Adolor.

ARTICLE 5

FORECASTING AND ORDERING

5.1 Forecast. At the beginning of each Calendar Quarter during the term of this Agreement, Adolor shall provide PII with a rolling six (6) Calendar Quarter non-binding, good faith estimate of the quantities of Drug Product that Adolor foresees it will order from PII during such six (6) Calendar Quarter period, including any validation batches (each, a “Forecast”), with quarterly updates. The first such Forecast shall be for the period from June 2004 through December 2005 is attached hereto as Schedule 5.1.

5.2 Ordering Under the Forecast.

5.2.1 Purchase Orders.

(a) Delivery of Purchase Order. The volume requirements for Drug Product as set forth for each of the first Calendar Quarter of each Forecast will be a binding commitment to purchase the specified volumes of Drug Product. Adolor may from time to time place purchase orders with PII for quantities of Drug Product at least ninety (90) days prior to the delivery date specified in each respective purchase order (each, a “Purchase Order”). The Purchase Order must be consistent with the binding portion of each Forecast. PII shall deliver Drug Product against each Purchase Order in accordance with Article 5. Adolor shall purchase all such Drug Product ordered and delivered by the delivery date specified in a Purchase Order, provided that such Drug Product meets the Specifications. PII shall use commercially reasonable efforts to supply any quantity of Drug Product ordered in the aggregate that exceeds the quantity in the Forecast. All Purchase Orders shall be for full batch quantities of Drug Product or integral multiples thereof.

(b) Acceptance of Purchase Order. PII shall acknowledge and provide Adolor with a written acceptance of each Purchase Order within five (5) Business Days following PII’s receipt thereof. PII shall be entitled to reject only that portion of any Purchase Order which PII will be unable to fill due to: (i) the occurrence of a Force Majeure Event, (ii) the failure of Adolor to timely supply or cause to be supplied the API Compound as required in Section 4.1 above, or (iii) such portion of the Purchase Order, when added to other Purchase Orders placed during a given twelve (12)-month period, exceeds then current Forecast covering such period by more than twenty percent (20%).

(c) Terms of Purchase Orders. Other than terms respecting quantity, delivery date(s), shipment method and destination(s), the terms and conditions of any Purchase Order submitted by Adolor, or written acceptance thereof by PII, shall be of no force and effect, whether or not objected to by PII, and nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement or the Quality Agreement.

5.3 Addressees for Correspondence. All Forecasts, Purchase Orders, written acceptances of Purchase Orders and other notices contemplated under this Article 5 shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time.

ARTICLE 6

SHIPPING AND DELIVERY; STORAGE

6.1 Shipping and Delivery Dates. On each Purchase Order submitted by Adolor, Adolor shall specify the requested quantity, delivery date(s), shipment method and destination(s) of Drug Product being ordered. PII shall arrange for the delivery of Drug Product to Adolor’s (or its designee’s) designated facilities in the United States as stated on the Purchase Order and in a manner consistent with good commercial practices, and in accordance with any agreed-upon shipping specifications, this Agreement and Adolor’s or its designee’s reasonable instructions. PII shall not ship any Drug Product until PII receives a written release from Adolor as provided in the Quality Agreement.

6.2 Terms of Delivery. Once Adolor has released the Drug Product in accordance with Section 6.4, PII shall ship Drug Product in accordance with Adolor’s instructions by a carrier selected by Adolor FCA (Incoterms 2000) PII’s Facility to a location designated by Adolor in the United States. If Adolor does not timely indicate in writing its selection of a carrier to PII, PII shall be entitled to select an appropriate carrier.

6.3 Shipping Costs. Adolor shall pay all costs, expenses, taxes, levies, tariffs, brokerage fees, insurance premiums and other costs and charges assessed or levied in connection with the transportation of Drug Product from PII’s Facility to Adolor pursuant to Section 6.1 (the “Shipping Costs”). If PII pays any of the Shipping Costs on behalf of Adolor, then PII shall invoice such Shipping Costs to Adolor and Adolor shall pay such costs.

6.4 Documentation and Release. Prior to each shipment of Drug Product, PII shall provide Adolor with a Certificate of Analysis and a Certificate of Compliance, as required by the Quality Agreement, and, at Adolor’s request, PII shall provide Adolor with reasonable access to any applicable supporting data. Prior to release of the Drug Product, PII shall test the Drug Product in accordance with the testing procedures described in Schedule 1.42 and against the Specifications, and shall provide Adolor with a copy of the applicable Executed Batch Record for each batch shipped and a copy of the applicable deviation or other investigatory report, if any. Adolor shall review the Certificate of Analysis and the Certificate of Compliance and indicate to PII, within fifteen (15) days after receipt of such certificates, whether to release each batch of Drug Product for shipment. If Adolor does not provide notice to PII within such fifteen (15) day period, PII shall be entitled to ship the Drug Product to the designated location indicated pursuant to Section 6.1. With each shipment of Drug Product, PII shall provide Adolor with commercially appropriate shipping documentation, including bills of lading.

6.5 Retention of Samples. PII shall properly store and retain appropriate samples (identified by batch number) of Drug Product that it supplies to Adolor in conditions and for times consistent with all applicable Regulatory Standards and to permit appropriate or required internal and regulatory checks and references (collectively, the “File Retention Samples”). PII shall provide Adolor with reasonable access to and portions of the File Retention Samples for testing and other purposes upon Adolor’s request.

6.6 Storage of Drug Product. Notwithstanding anything to the contrary contained herein, Adolor may request that PII, rather than ship Drug Product upon completion to a designated location, store the Drug Product at the Facility until such time as Adolor requests that the Drug Product be shipped to a designated location. In the event that Adolor requests that the Drug Product be stored at the Facility, (i) the provisions of Sections 4.3, 4.4, 4.5 and 4.6 shall be applicable to any such Drug Product, (ii) Adolor shall pay the storage cost (including insurance) mutually agreed upon by the Parties in connection with the storage, and (iii) the amount of Drug Product stored shall be limited to an amount as reasonably agreed to by the Parties.

ARTICLE 7

INSPECTION AND DEFECTIVE DRUG PRODUCT; RECALL

7.1 Inspection by Adolor.

7.1.1 Inspection of Drug Product. Within thirty (30) days following its receipt of a shipment of Drug Product, Adolor or its designee may perform or have performed the quality control procedures described in Schedule 1.42 to determine if such Drug Product conforms to the Specifications. Adolor shall promptly notify PII of any damages, shortage and other defects discovered by Adolor following Adolor’s discovery thereof.

7.1.2 Acceptance of Drug Product. If notice is not given by Adolor or its designee pursuant to Section 7.1.1 within the time period set forth therein, then the shipment shall be deemed accepted by Adolor for purposes of this Article 7 and, except as provided in Section 7.2, may not be rejected pursuant to Section 7.3 or Section 7.4.

7.2 Latent Defects. In the case of Drug Product with defects not readily discoverable prior to the shipment of any Drug Product to Adolor, or thereafter within the time period specified in Section 7.1, each Party shall notify the other Party of any such defects discovered by such Party promptly following such Party’s discovery thereof. Notwithstanding anything to the contrary contained herein, in the case of latent defects that are not readily ascertainable by inspection or analysis, Adolor shall have thirty (30) days from the earlier of: (a) date of discovery of such latent defect or (b) expiration of the shelf life of the Drug Product to notify PII of such latent defect.

7.3 Defective Drug Product.

7.3.1 Rejection by Adolor. In any case where Adolor or its designee expects to reject or otherwise make a claim against PII with respect to damaged, non-conforming or otherwise defective Drug Product, PII shall be offered a reasonable opportunity to offer proof or evidence as to why such Drug Product should not be rejected and to inspect and/or test such Drug Product. Adolor shall at all times supply PII with any evidence it or its designee has that relates to whether any Drug Product delivered to Adolor by PII is non-conforming as contemplated hereunder.

7.3.2 Testing of File Retention Samples. In the event of any dispute as to whether Drug Product may be rightfully rejected by Adolor or its designee for failure to conform to the Specifications or have been manufactured in accordance with cGMPs, such Drug Product shall be tested, using the File Retention Samples, for conformance with the applicable Specifications and cGMPs and acceptance criteria by an independent testing organization mutually acceptable to both Parties, which analysis shall be binding on PII and Adolor solely for the purpose of determining whether such Drug Product may be rightfully rejected as non-conforming, damaged or otherwise defective. The fees and expenses charged by such independent testing organization shall be paid by the Party in error.

7.3.3 Disposal of Rejected Drug Product. All or part of any shipment of Drug Product determined to have been rightfully rejected by Adolor or its designee shall be held by Adolor or its designee for a period of thirty (30) days following notice to PII for proper disposal by PII, at PII’s expense. If PII does not provide instructions for disposal of the Drug Product within such period, then Adolor or its designee may dispose of such Drug Product and PII shall either pay or reimburse Adolor or its designee for all costs and expenses incurred by Adolor or its designee in connection with the disposal of such Drug Product. All or part of any shipment of Drug Product determined to have been rightfully rejected by Adolor prior to its release for shipment shall be properly disposed of by PII, at PII’s expense.

7.4 Remedies. In the event Adolor or its designee receives Drug Product from PII that is non-conforming or otherwise defective, Adolor may, in addition to any other rights or remedies it may have under Sections 7.5.2 and 11.1 elect for PII to replace such non-conforming or otherwise defective Drug Product with an equal quantity of Drug Product that conforms to the Specifications and is not otherwise defective or refund the purchase price for the quantity of such defective Drug Product. If Adolor requests PII to replace such non-conforming or otherwise defective Drug Product as set forth above, PII shall replace such Drug Product as soon as is reasonably possible at no additional cost to Adolor, but in no event later than forty-five (45) days after receipt of notification of nonconformity, subject to availability of API Compound.

7.5 Drug Product Recall.

7.5.1 Recall. Adolor, in its sole responsibility and discretion, shall be entitled to make all decisions with respect to any recall, market withdrawals or other corrective action related to the Drug Product.

7.5.2 Costs Associated with Drug Product Recall. The out-of-pocket costs associated with any such recall, including the cost of replacement API Compound, shall be borne by the Parties in proportion to which any such recall is required as a result of PII’s (or its suppliers’, permitted subcontractors’ or Affiliates’) or Adolor’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement, including the Quality Agreement. If neither Party is in breach, Adolor shall be responsible for such costs.

7.6 Shortages. In the event that PII is aware or anticipates that it will be unable to meet any Purchase Order, either in whole or in part, for whatever reason, PII shall promptly inform Adolor in writing of such inability. In particular, PII shall promptly inform Adolor of any notice, written or oral, received from any materials supplier regarding a possible shortage or inability to supply.

7.7 Costs Incurred as a Result of PII’s Failure to Supply. To the extent Adolor incurs any additional costs or expenses as a result of a failure by PII to supply, PII shall promptly reimburse Adolor for such additional costs and expenses upon written invoice therefor with reasonable supporting documentation; provided, however, if Adolor is required to obtain Drug Product from an alternate source, PII shall not be required to reimburse Adolor for more than one hundred ten percent (110%) of the supply price charged by PII pursuant to Section 8.1 for such alternate supply of Drug Product.

ARTICLE 8

FINANCIAL PROVISIONS

8.1 Supply Price. PII shall supply Drug Product to Adolor at the price per unit set forth on Schedule 8.1; provided, however, if the cost of materials, supplies, utilities or labor used to manufacture the Drug Product increases or decreases by more than fifteen percent (15%), the Parties shall renegotiate in good faith an increase or decrease in the supply price.

8.2 Process Improvements and Sharing of Cost Efficiencies. PII shall be committed to developing and implementing, continuous cost, quality and customer service improvement programs by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving manufacturing processes, by streamlining organizational processes, by reducing cycle times and lead times and the like. In each December during the term of this Agreement, the Parties shall meet to discuss and set targets and goals of cost reductions and quality and customer service improvements for the following twelve (12)-month period, and to discuss the impact of any cost saving achieved during the previous twelve (12)-month period on the Drug Product pricing. The Parties agree to negotiate in good faith changes to Drug Product pricing to share equitably in any such cost savings so achieved.

8.3 Manner of Payments. All sums due to either Party under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as each of PII and Adolor shall from time to time designate, unless otherwise agreed by the Parties in writing.

8.4 Invoices; Timing of Payments. PII shall invoice Adolor for all Drug Product supplied hereunder on the date of shipment, and for all other amounts due to PII, if any, hereunder monthly in arrears. Each invoice shall specify the Purchase Order number to which it corresponds. Unless otherwise specified in this Agreement, all amounts due to PII hereunder shall be paid by Adolor within thirty (30) days following the invoice date; provided, that the invoice shall be sent upon the earlier of (i) the date of shipment of the Drug Product or (ii) three (3) days after Adolor is notified that the Drug Product is available for release in accordance with the Quality Agreement. Each PII invoice or portion thereof that is not the subject of a bona fide dispute shall be payable within such time period described in the preceding sentence and thereafter unpaid balances shall bear interest at a rate of 18% per annum (or the highest rate allowed by Law) unless determined not to be properly payable hereunder.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information. Each of PII and Adolor shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its agents who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. A Receiving Party shall advise any agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such agents comply with such obligations as if they had been a party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 9. Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement or the requirements of any Law. Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

9.2 Public Announcements. Except as may be required by applicable Laws, neither Party will make any public announcement of any information regarding this Agreement or any agreement related hereto without the prior written approval of the other Party. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party.

9.3 Inventions. All data, information, reports and any and all related documentation, which are developed, generated or derived, directly or indirectly, by PII (or by any subcontractor of agent of PII) for Adolor during the term of this Agreement (the “Data”), and all inventions, discoveries, formulae, procedures, any other intellectual property, and any improvements thereto, whether patentable or not, which result or evolve directly or as a result of the services provided hereunder by PII (or by any subcontractor or agent of PII) (the “Inventions”) shall be and remain the sole and exclusive property of Adolor; provided, however, any Invention made, developed or discovered solely by PII (or by any subcontractor or agent of PII) that constitutes an invention, improvement or other intellectual property relating to drug delivery technology, formulation, analysis or manufacturing process of pharmaceutical products generally, and not specifically related solely to the Product (“PII Invention”, with Data relating thereto, “PII Data”) shall be and remain the property of PII, and PII hereby grants to Adolor a worldwide, royalty-free, exclusive license, with right to sublicense, upon written notice to PII, to develop, use, manufacture and sell such PII Invention and PII Data in connection with the development, use, manufacture, offer for sale, import and sale of the Product. Except as specifically set forth herein, neither PII nor its employees or agents shall have or acquire any right, title or interest in Data or Inventions. If related to the Drug Product, PII shall promptly disclose in writing to Adolor any Data and Inventions. If related to Drug Product and to the extent not PII Inventions or PII Data, PII shall assign, and hereby does assign, any and all rights in any Data and Inventions to Adolor and shall assist Adolor in perfects its rights in such Data and Inventions.

9.4 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 9.

9.5 Survival. The obligations and prohibitions contained in this Article 9 shall survive the expiration or termination of this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations of PII. PII represents and warrants to Adolor that:

10.1.1 All Drug Product shall be packaged and shipped in accordance with Adolor’s labeling instructions and shall not be adulterated or misbranded within the meaning of the Act, and is not an article which may not, under the Act, be introduced into interstate commerce;

10.1.2 All Drug Product shall be manufactured, generated, processed, transported, treated, stored, disposed and handled by PII in accordance with and conform to the Specifications, cGMPs, the Master Batch Record, all applicable Laws, the Quality Agreement and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties; and in accordance with and conform to any applicable standards specified by the United States Pharmacopeia;

10.1.3 All Drug Product so sold and shipped shall be manufactured in accordance with all applicable Laws in effect at the time and place of manufacture of such Drug Product, and all waste, including but not limited to all hazardous waste, generated at the time of manufacture of Drug Product shall be disposed of in accordance with all applicable Laws;

10.1.4 All records as are necessary and appropriate to demonstrate compliance with applicable Laws shall be maintained by PII and such manufacture of Drug Product shall be performed in a facility maintaining a current drug establishment registration with the FDA as set forth in 21 C.F.R. § 207;

10.1.5 The ownership and operation of the Facilities shall be in material compliance with cGMPs and all applicable Laws (including the receipt and possession of all applicable permits and authorizations, including a current drug establishment registration with the FDA as set forth in 21 C.F.R. 207, if applicable), and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties, and all Waste generated in connection with the manufacture of the Drug Product shall be disposed of in accordance with all applicable Laws; and

10.1.6 The Drug Product delivered to Adolor will be free and clear of all liens and encumbrances.

10.2 Mutual Representations and Warranties. Adolor and PII each represents and warrants to the other as of the Effective Date that:

10.2.1 Organization and Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

10.2.2 No Conflicts or Violations. The execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date; and

10.2.3 Valid Execution. Such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any Third Party, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action.

10.3 Disclaimer of Warranty. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, CONCERNING THE DRUG PRODUCT. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE DRUG PRODUCT. IN NO EVENT WILL PII BE RESPONSIBLE FOR STABILITY OF THE DRUG PRODUCT MANUFACTURED IN ACCORDANCE WITH THE SPECIFICATIONS.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification by PII. PII hereby agrees to defend Adolor and GSK and their respective Affiliates, directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold Adolor and GSK and their respective Affiliates, directors, officers, employees, agents, successors and assigns, harmless from and against any and all losses, damages, costs, penalties, liabilities (including strict liabilities), judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) (individually and collectively, the “Losses of Adolor or GSK”) arising out of or in connection with: (a) the negligence or willful misconduct of PII or any Person for whose actions or omissions PII is legally liable; (b) a breach by PII of its representations, warranties and/or covenants hereunder; or (c) any claim asserted by a Third Party that PII, in performing the services hereunder, has infringed or misappropriated any proprietary or confidential information or intellectual property rights of such Third Party, except as relate to any materials, specifications or instructions provided to PII by Adolor; provided, however, that in all cases referred to in this Section 11.1, PII shall have no liability to Adolor for any Losses of Adolor or GSK to the extent that such Losses of Adolor or GSK were caused by any item for which Adolor is required to indemnify PII pursuant to Section 11.2.

11.2 Indemnification by Adolor. Adolor hereby agrees to defend PII and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold PII and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all losses, damages, costs, penalties, liabilities (including strict liabilities), judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) (individually and collectively, the “Losses of PII”) arising out of or in connection with: (a) defective Drug Product information (including any materials or samples thereof) submitted by Adolor to PII; (b) the negligence or willful misconduct of Adolor or any Person for whose actions or omissions Adolor is legally liable or of any other Person other than PII with respect to the advertising, labeling or improper handling or storage of the Drug Product; (c) a breach by Adolor of its representations, warranties and/or covenants hereunder; (d) injuries and/or death to humans resulting from the use of any API Compound provided to PII by Adolor or the use of the Drug Product; (e) the Specifications or other written instructions provided by Adolor; or (f) patent infringement relating to any API Compound; provided, however, that in all cases referred to in this Section 11.2, Adolor shall have no liability to PII for any Losses of PII to the extent that such Losses of PII were caused by any item for which PII is required to indemnify Adolor pursuant to Section 11.1.

11.3 Indemnification Procedure.

11.3.1 Notice. Each Party will notify promptly the other if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 11.1 or 11.2, as the case may be (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the claim materially prejudices the defense of such claim.

11.3.2 Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within thirty (30) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”); provided, that the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim without prejudice to any provision in this Agreement or right at law which will allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party to the extent the liability under such settlement or award was attributable to the Indemnified Party. Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

11.4 Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 11.4, in which case the Indemnifying Party shall be relieved of liability under Section 11.1 or 11.2, as applicable, solely for such Third Party Claim and related Losses.

11.5 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES, INCLUDING GSK AND ITS AFFILIATES, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, INCLUDING GSK AND ITS AFFILIATES, AND ANY PERSON IN PRIVITY WITH ANY OF THE FOREGOING, IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. FOR AVOIDANCE OF DOUBT, THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY OR GSK UNDER THIS ARTICLE 11 FROM AND AGAINST CLAIMS OF THIRD PARTIES, OTHER THAN ANY PERSON IN PRIVITY WITH ANY PARTY, GSK OR ANY OF THEIR AFFILIATES.

11.6 Insurance. During the term of this Agreement and for a period of five (5) years after its termination, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, liability insurance in amounts, respectively, required by applicable Laws, but in no event less than $10,000,000. Such liability insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Drug Product. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. Unless terminated sooner as permitted hereunder, this Agreement shall commence on the Effective Date and shall expire on the seventh (7th) anniversary of the launch date of the Product, provided that unless either Party gives written notice at least twenty-four (24) months prior to the expiration of the initial term or any renewal term, this Agreement shall continue for successive two year terms.

12.2 Termination. This Agreement may be terminated by Adolor upon six (6) months prior written notice to PII in the event Adolor withdraws the Drug Product from the United States. In addition, this Agreement may be terminated upon the written consent of both Parties, or by either Party upon the happening of one of the following events:

12.2.1 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations. The Breaching Party shall have sixty (60) days (ten (10) days if solely monetary defaults) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Any such termination shall become effective at the end of such 60-day period (10-day period if solely monetary defaults) unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (10-day period if solely monetary defaults).

12.2.2 Termination for Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, in the event a Force Majeure Event shall have occurred and be continuing for one hundred eighty (180) consecutive days, either Party shall be entitled to terminate this Agreement effective immediately upon written notice to the Party suffering such Force Majeure Event; provided, that such termination shall not be deemed a breach by the Party suffering such Force Majeure Event.

12.2.3 Termination for Reasons of Insolvency or Termination of Business Activities. Either Party shall be entitled to terminate this Agreement if the other Party becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised without the need for written notice within thirty (30) days following the date as of which the Party entitled to terminate receives knowledge of such insolvency or termination of business activities by the other Party.

ARTICLE 13

RIGHTS AND DUTIES UPON TERMINATION

13.1 Pending Purchase Orders. Except in cases of the termination of this Agreement for a Force Majeure Event or as otherwise expressly set forth in this Agreement, the termination of this Agreement shall not affect Purchase Orders placed by Adolor and accepted by PII at the time notice of termination is given and until the time any such termination becomes effective. Except as expressly set forth in this Agreement, Adolor shall have no liability to PII for any costs that PII may have incurred (or to which PII may be committed) in connection with materials used by PII in the manufacturing or packaging of Drug Product prior to the effectiveness of any notice of termination.

13.2 Outstanding Payment. Payments of amounts owing to either Party under this Agreement as of its expiration or termination shall be due and payable within the later of: (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, forty-five (45) days after the date of such expiration or termination or (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined. Notwithstanding anything to the contrary contained in this Agreement, except when Adolor has terminated this Agreement as the result of PII’s breach pursuant to Section 12.2.1, Adolor shall (a) compensate PII for all services performed hereunder prior to termination of this Agreement and (b) reimburse PII for all unused raw materials not capable of resale or use elsewhere if such raw materials were or are being procured to satisfy the Forecasts.

13.3 Return of Materials. Within thirty (30) days following the of termination of this Agreement, each Party shall destroy or return to the other Party all tangible items bearing, containing or contained in any of the Confidential Information of the other Party, and shall provide the other Party written certification of such destruction or return. PII shall also return to Adolor all unused quantities of API Compound and any work-in-progress being held by PII. PII shall transfer to Adolor or its designee PII’s existing inventory of materials and work-in-process as well as any inventory of Drug Product in PII’s possession or control.

13.4 Access to Records/Maintenance of Critical Samples and Test Programs. Upon termination of this Agreement, PII shall provide Adolor or its designee access for a period up to one (1) year after the latest expiry date of Drug Product batches produced under the Agreement to records, reports and master files relating to the Drug Products, to enable Adolor or its designee (i) to answer complaints, (ii) to answer queries from Governmental Authorities or (iii) to conduct investigations necessary to ensure the safety, efficacy and compliance of the Drug Products. PII shall maintain all retention samples and stability programs for a period up to one (1) year after the latest expiry date of Drug Product batches produced under this Agreement. Adolor shall reimburse PII for the time of PII’s personnel, at their standard hourly rates, for their time in connection with PII’s obligations under this Section 13.4.

13.5 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration.

ARTICLE 14

GENERAL PROVISIONS

14.1 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, PII’s legal relationship under this Agreement to Adolor shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

14.2 Covenant Not to Compete. In the event that Adolor, in its sole discretion, agrees to purchase at least eighty percent (80%) of Adolor’s United States Drug Product requirements for a given Calendar Year from PII, PII agrees that for such Calendar Year (whether on its own behalf or with or on behalf of any Person) it shall not, and shall not permit any of its Affiliates to:

14.2.1 carry on or be engaged, concerned, interested or in any way assist in the development or manufacture of (i) any prescription or over the counter formulation of the Drug Product, API Compound or Compound, or (ii) any generic or copycat versions of the Drug Product, API Compound or Compound, including any salts, hydrates, polymorphs or anahydrous form thereof;

14.2.2 sell, market, distribute or seek customers for or advertise (i) any prescription or over the counter formulation of Drug Product, API Compound or Compound, or (ii) any generic or copycat versions of the Drug Product, API Compound or Compound, including any salts, hydrates, polymorphs or anahydrous form thereof;

14.2.3 license, consent to or authorize or purport to license, consent to or authorize the doing or carrying out by any Person of any of the acts or matters referred to in either Section 14.2.1 or Section 14.2.2; or

14.2.4 pursue any policy of doing or carrying out or of facilitating or bringing about the doing or carrying out by any Person of any of the acts or matters referred to in Section 14.2.1, Section 14.2.2 or Section 14.2.3, for example, by providing technological assistance, expertise, manufacturing or supplies to any Person.

Nothing contained in this Section 14.2 is intended to be an implied license to or waiver of any patent or other intellectual property right.

14.3 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain materials, delay or errors by shipping companies or change in applicable Laws, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the Force Majeure Event. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party or any Third Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 14.3.

14.4 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive Law of the State of Delaware notwithstanding the provisions governing conflict of Laws under such Delaware Law to the contrary, except matters of intellectual property Law which shall be determined in accordance with the intellectual property Laws relevant to the intellectual property in question. The UNCITRAL Convention for the International Sale of Goods, as well as any other unified Law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

14.5 Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Delaware or of the United States District Court for District of Delaware, and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts the exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such court lacks jurisdiction over it or to the laying of venue, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over it or any such action or proceeding has been brought in an inconvenient forum.

14.6 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party; provided, however, that Adolor may assign this Agreement, in whole or in part, to any of its Affiliates if Adolor guarantees the performance of this Agreement by such Affiliate; and provided further, that Adolor may assign this Agreement to a successor to all or substantially all of the assets or line of business to which this Agreement relates whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

14.7 Notices. All notices hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Adolor:	Adolor Corporation
700 Pennsylvania Drive
Exton, Pennsylvania 19341
Facsimile: 484-595-1520
Attn: President

With a copy to:	Adolor Corporation
700 Pennsylvania Drive
Exton, Pennsylvania 19341
Facsimile: 484-595-1520
Attn: General Counsel

and to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attn: Randall B. Sunberg
Facsimile: 609-919-6639

PII:	Pharmaceutics International, Inc.
10819 Gilroy Road
Hunt Valley, Maryland 21031
Attn: Steve King, Senior V.P.
Facsimile: 410-584-0007

and with a copy to:	Jacobs & Dembert, P.A.
One South Street – Suite 1910
Baltimore, Maryland 21202
Attn: James S. Jacobs, Esquire
Facsimile: 410-752-8105

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee.

14.8 Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable Laws.

14.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

14.10 Certain Conventions. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (iii) words using the singular shall include the plural, and vice versa, and (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia”, “among other things” or words of similar import.

14.11 Waiver; Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

14.12 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitute the entire agreement between the Parties, and supersede all previous agreements and understandings between the Parties, whether written or oral, with respect to the within subject matter. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Adolor and PII.

14.13 No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any Drug Product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

14.14 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party.

14.15 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document; and such counterparts may be delivered to the other Party by facsimile.

IN WITNESS WHEREOF, Adolor and PII, by their duly authorized officers, have executed this Agreement as of the Effective Date.

ADOLOR CORPORATION

By:	/s/ Michael R. Dougherty
Name:	Michael R. Dougherty
Title:	Senior Vice President, Chief Operating Officer, Chief Financial Officer

PHARMACEUTICS INTERNATIONAL, INC.

By:	/s/ Syed E. Abidi
Name:	Syed E. Abidi
Title:	President and Chief Executive Officer

SCHEDULE 1.4

API COMPOUND

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SCHEDULE 1.42

SPECIFICATIONS

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SCHEDULE 2.3

CURRENT APPROVED SUBCONTRACTORS

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SCHEDULE 3.2

QUALITY AGREEMENT

SCHEDULE 3.5.2

POTENTIAL CONTAMINANTS CURRENTLY BEING MANUFACTURED AT THE FACILITY

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SCHEDULE 5.1

FIRST FORECAST

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SCHEDULE 8.1

SUPPLY PRICE

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